Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-294165 and
Registration Statement Nos. 333-294164 and 811-23932
March 10, 2026

On March 10, 2026, William A. Ackman posted the following on his X account in relation to the combined offering described in the Registration Statement on Form S-1 (No. 333-294165) (the “S-1 Registration Statement”) filed by Pershing Square Holdco, L.P. (“PSI”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Registration Statement on Form N-2 (Nos. 333-294164 and 811-23932) (the “N-2 Registration Statement” and together with the S-1 Registration Statement, the “Registration Statements”) filed by Pershing Square USA, Ltd. (“PSUS”) with the SEC under the Securities Act.

PSI has filed the S-1 Registration Statement, and PSUS has filed the N-2 Registration Statement with the SEC, as part of a combined offering.  The Registration Statements have not yet become effective.  The securities described therein may not be sold, nor may offers to buy be accepted, prior to the time the Registration Statements become effective.  Before you invest in the combined offering, you should read the Registration Statements for more complete information about PSI, PSUS, and the combined offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  The S-1 Registration Statement can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/2026053/000114036126008560/ny20040230x14_s1.htm; and the N-2 Registration Statement can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/2002660/000114036126008532/ny20064799x1_n2.htm.

Alternatively, copies of the preliminary prospectuses included in the Registration Statements (when available) may be obtained by contacting: Citigroup Global Markets Inc., Attention: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9145; UBS Securities LLC, Attention: Equity Syndicate, 11 Madison Avenue, New York, NY 10010, by telephone at (888) 827-7275, or by email at ol-prospectus-request@ubs.com; BofA Securities, Inc., Attention: Syndicate Department, One Bryant Park, New York, NY 10036, by email at dg.ecm_execution_services@bofa.com, with a copy to ECM Legal by email at dg.ecm_legal@bofa.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com; or Wells Fargo Securities, LLC, Attention: Wells Fargo Securities, 90 South 7th Street, 5th Floor, Minneapolis, MN 55402, by telephone at (800) 645-3751 (option #5), or by email at WFScustomerservice@wellsfargo.com.

Consider the investment objectives and policies, risk considerations and charges and expenses of PSUS carefully before investing.  The preliminary prospectus that will be included in the N-2 Registration Statement will contain this and other information about PSUS, and the preliminary prospectus that will be included in the S-1 Registration Statement will contain important information about PSI.  All investments include the possibility of profits and the risk of loss, including the loss of principal.  The performance of other funds managed by Pershing Square is not the performance record of PSUS and should not be considered a substitute for PSUS’s own performance.  Past performance is not necessarily indicative of future results.